UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Plug Power Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Plug Power Inc.

Commission File No.: 001-34392

The following is the text of a press release issued by Plug Power Inc. on January 27, 2026:

Plug Power Calls on Stockholders to Act Now and Vote in Favor of Proposals at January 29, 2026 Special Meeting

Slingerlands, NY, January 27, 2026 - Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the hydrogen economy, encourages stockholders to vote their shares ahead of the Company’s Special Meeting of Stockholders (the “Special Meeting”) scheduled for January 29, 2026. The Special Meeting includes proposals that are critical to supporting the Company’s ongoing operations, financial flexibility and long-term growth strategy. The Board of Directors urges stockholders of record as of December 12, 2025 (the “Record Date”) to vote their shares in favor of all proposals presented at the Special Meeting .

This Special Meeting follows the Company’s 2025 Annual Meeting of Stockholders, where stockholders expressed strong support for the proposal to increase the number of authorized shares of common stock, with approximately 84 percent of the votes cast in favor; however, the proposal did not pass under the Company’s charter, which requires approval by a majority of the outstanding shares entitled to vote, rather than a majority of votes cast. At the Special Meeting, stockholders will consider proposals that include:

•	Proposal 1: An amendment to the Company’s charter to modernize its voting standards by aligning them with current Delaware law. This amendment would allow certain future charter amendments to be approved by a majority of the votes cast, where permitted by Delaware law, rather than a majority of outstanding shares, and is intended to address prior voting outcomes in which proposals supported by a substantial majority of the votes cast were not approved under the Company’s voting standard .

•	Proposal 2: An amendment to increase the number of authorized shares of common stock from 1,500,000,000 to 3,000,000,000 shares. The Board believes this amendment is the most effective way to provide the flexibility required to meet financial obligations, maintain operating flexibility, and support ongoing business needs. If this proposal is not approved, the Company would proceed with a reverse stock split.

•	Proposal 3: Approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes for the approval of Proposal 1 or Proposal 2.

WHY IT MATTERS:

Proposals 1 and 2 are vital to ensuring that the Company has the governance flexibility and capital structure capacity to support its financial obligations, maintain operating flexibility, and support ongoing business needs, while Proposal 3 would provide the Company with the procedural authority to adjourn the Special Meeting if additional time is needed to secure votes for these proposals. The Board of Directors encourages stockholders to vote promptly, as if the Special Meeting is adjourned to a later date, the Company would incur additional time and expense associated with reconvening the meeting.

WHEN:

10:00 a.m., Eastern Time
Thursday, January 29, 2026

WHERE:

The Special Meeting will be webcast live at www.virtualshareholdermeeting.com/PLUG2026SM. Stockholders as of the Record Date can attend, vote their shares, and ask questions during the meeting. Participants must have their 16-digit control number from their proxy card to join. Instructions are also available at www.proxyvote.com.

About Plug Power

Plug is building the global hydrogen economy with a fully integrated ecosystem spanning production, storage, delivery, and power generation. A first mover in the industry, Plug provides electrolyzers, liquid hydrogen, fuel cell systems, storage tanks, and fueling infrastructure to industries such as material handling, industrial applications, and energy producers—advancing energy independence and decarbonization at scale.

With electrolyzers deployed across five continents, Plug leads in hydrogen production, delivering large-scale projects that redefine industrial power. The Company has deployed over 72,000 fuel cell systems and 285 fueling stations and is the largest user of liquid hydrogen. Plug is rapidly expanding its generation network to ensure reliable, domestically produced supply, with hydrogen plants currently operational in Georgia, Tennessee, and Louisiana, capable of producing 40 tons per day.

With employees and state-of-the-art manufacturing facilities across the globe, Plug powers global leaders like Walmart, Amazon, Home Depot, BMW, and BP.

For more information, visit www.plugpower.com.

Important Additional Information and Where to Find It

Plug has filed a definitive proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Special Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY because they contain important information about the matters to be voted on at the Special Meeting. Stockholders may obtain copies of these documents free of charge at the SEC’s website at www.sec.gov or on Plug’s website at www.plugpower.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting. Information about the Company’s directors and executive officers is outlined in the definitive proxy statement for the 2025 Annual Meeting of Stockholders, which was filed with the SEC on June 9, 2025, and information about their ownership of Plug’s stock is outlined in the definitive proxy statement for the Special Meeting filed with the SEC on December 12, 2025.

MEDIA CONTACT
Teal Hoyos
media@plugpower.com